PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Christine Reel
713.629.1316

CORPORATE CONTROLLER RESIGNS FROM MITCHAM INDUSTRIES

HUNTSVILLE, Texas — May 24, 2005 — Mitcham Industries, Inc. (NASDAQ: MIND) today announced that Chris Siffert has resigned from his position as Vice President and Corporate Controller. The Company said that its Assistant Controller will assume the duties of Controller on an interim basis and that the Company has initiated a search process to fill the position permanently. Mr. Siffert will continue to serve in a consulting capacity for Mitcham Industries during the transition.

“Chris recently informed us of his intention to leave Mitcham Industries for personal reasons that require his immediate attention,” said Billy F. Mitcham, Jr., President and CEO of Mitcham Industries. “It is with regret that I have accepted his resignation. Chris has served our Company with great professionalism since he joined us in 1998. He and his team have been at the forefront of streamlining and modernizing our contracting and accounting department over the past few years, implementing new policies and procedures that have greatly strengthened the Company. That team and those procedures will ensure the continued excellence of our operations. Chris’ efforts on our behalf are greatly appreciated and we wish him the best.”

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada, Brisbane, Australia and associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

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